Exhibit 4.3

EXECUTION COPY

DATED 30 APRIL 2003

GENESYS CONFERENCING, INC.
(formerly, VIALOG CORPORATION)
as Term A1, Term B and Revolver 1 Borrower

GENESYS S.A.
as Term A2 and Revolver 2 Borrower

BNP PARIBAS
as Agent

And

BNP PARIBAS
as Security Agent

And

OTHERS

AMENDMENT No3
RELATING TO THE
FACILITIES AGREEMENT
DATED 20 APRIL 2001

THIS AGREEMENT is made on 30 April 2003

BETWEEN

(1)	GENESYS CONFERENCING, INC. (formerly, Vialog Corporation) in its capacity as borrower under the Term A1 Facility, Term B Facility and the Revolving 1 Facility (“GCI”);

(2)	GENESYS S.A. in its capacity as borrower under the Term A2 Facility and the Revolving 2 Facility (“Genesys S.A.” and together with GCI the “Borrowers”);

(3)	BNP PARIBAS as agent for and on behalf of the Lenders (the “Agent”);

(4)	BNP PARIBAS as security agent for and on behalf of the Lenders (the “Security Agent”); and

(5)	THE LENDERS (as defined in the Original Facilities Agreement).

RECITALS

(A)
Vialog Corporation (“Vialog”) and Genesys S.A. entered into the Original Facilities Agreement (as such term is defined below), pursuant to which the Lenders have agreed to make the Facilities available to Vialog and Genesys S.A.

(B)
In conjunction with the execution of the Original Facility Agreement, Vialog granted a lien on all of its assets to the Security Agent pursuant to a security agreement (the “Vialog Security Agreement”). In addition, certain subsidiaries and/or affiliates of Vialog (the “Related Parties”) also granted a lien on all of their assets to the Security Agent pursuant to certain security agreements (together with the Vialog Security Agreement, the “Security Agreements”).

(C)
GCI is a successor in interest to Vialog pursuant to the change of name by Vialog to “Genesys Conferencing of Massachusetts, Inc.” (“GCM”), and the subsequent merger of GCM into GCI in January 2002, and is the successor in interest to the Related Parties pursuant to a series of mergers whereby the Related Parties merged into GCM, prior to the merger of GCM into GCI.

(D)
Pursuant to a Confirmation Agreement dated as of April __, 2003, GCI has (i) confirmed that it is a successor to Vialog and each of the Related Parties (as more fully described therein), (ii) confirmed that GCI is now an obligor under each of the Security Agreements, (iii) confirmed that each of the Security Agreements remains in full force and effect and (iv) has ratified and reaffirmed each of the Security Agreements.

(E)
The Lenders therefore acknowledge that they are prima facie satisfied with the actions taken by Genesys S.A. and GCI to restore to their original status the security interests held by the Lenders against GCI and the Related Parties.

(F)	The Borrowers, the Agent, the Security Agent and the Lenders have agreed to amend the Original Facilities Agreements in accordance with the terms hereof.

IT IS AGREED as follows.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise defined herein, capitalised terms shall have the meaning given to them in the Original Facilities Agreement, and in addition:

“Amended Agreement” means the Original Facilities Agreement, as amended by this Agreement.

“Effective Date” means April 30, 2003.

“Factoring Arrangements” means the discount, sale, assignment by way of security (“cession Dailly”), or other disposal by Genesys S.A. and its subsidiaries of up to the USD 6,000,000 (or the equivalent thereof in Euros) of customers receivables to raise at least USD 3,000,000 (or the equivalent thereof in Euros) by way of one or more factoring arrangements.

“Original Facilities Agreement” means the term and revolving facilities agreement dated 20 April 2001 between the Borrowers, the Agent, the Security Agent, BNP Paribas, CIBC World Markets plc and Fortis Bank N.V./S.A. as Arrangers and the Lenders, as amended by the Amendment Agreement, dated 27 November 2001, between the same and the Second Amendment Agreement, dated 11 June 2002, between the same.

“Rights Offering” means an equity rights offering by Genesys S.A. with gross proceeds of at least 6,000,000 euros, to be completed no later than 31 August 2003.

1.2	Interpretation

The rules of interpretation set out in Clause 1.2 (Interpretation) of the Original Facilities Agreement shall apply to this Agreement, mutatis mutandis.

2.	AMENDMENT OF THE ORIGINAL FACILITIES AGREEMENT

With effect from the Effective Date, the Original Facilities Agreement shall be amended and restated as set out below:

2.1	The definition of “B Margin” shall be amended and restated as follows:

““B Margin” means, in relation to the Term B Outstandings, (i) prior to April 30, 2007, 3.15% per annum, and (ii) as of April 30, 2007, 5.15% per annum.”

2.2	The definition of “Final Maturity Date” shall be amended and restated as follows:

““Final Maturity Date” means, in relation to the Term A1 Facility and the Term A2 Facility, 30 April 2007 and in relation to the Term B Facility “Final Maturity Date” means 31 October 2008.”

2.3	The definition of “Financial Indebtedness” shall have added at the end of such definition the following proviso:

“provided, however, that any Financial Indebtedness which would fall within clause (k) of this definition shall be disregarded for the purpose of the calculations to be performed pursuant to Clause 21 (Financial Condition).”

2.4	The definition of “Revolving 1 Commitment” shall be amended and restated as follows:

““Revolving 1 Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, the amount set opposite its name under the heading “Revolving 1 Commitment” in Schedule 1 (The Lenders), provided that as of April 30, 2007, the Revolving 1 Commitment of each of the Lenders shall be permanently reduced on a pro rata basis as necessary so that the aggregate Revolving 1 Commitments of all of the Lenders on such date shall be not more than USD 3,500,000.”

2.5	The definition of “Revolving 2 Commitment” shall be amended and restated as follows:

““Revolving 2 Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, the amount set opposite its name under the heading “Revolving 2 Commitment” in Schedule 1 (The Lenders), provided that as of April 30, 2007, the Revolving 1 Commitment of each of the Lenders shall be permanently reduced on a pro rata basis as necessary so that the aggregate Revolving 2 Commitments of all of the Lenders on such date shall be not more than USD 3,500,000.”

2.6	The definition of “Revolving 1 Margin” shall be amended and restated as follows:

““Revolving 1 Margin” means, in relation to the Revolving 1 Outstandings, (i) prior to April 30, 2007, 2.65% per annum, subject to Clause 7.3 (Revolving Margin Ratchet), and (ii) as of April 30, 2007, 2.65% per annum, subject to Clause 7.3 (Revolving Margin Ratchet), plus an additional 2.00% per annum.”

2.7	The definition of “Revolving 2 Margin” shall be amended and restated as follows:

““Revolving 2 Margin” means, in relation to the Revolving 2 Outstandings, (i) prior to April 30, 2007, 2.65% per annum, subject to Clause 7.3 (Revolving Margin Ratchet), and (ii) as of April 30, 2007, 2.65% per annum, subject to Clause 7.3 (Revolving Margin Ratchet), plus an additional 2.00% per annum.”

2.8	The definition of “Revolving Termination Date” shall be amended and restated as follows:

““Revolving Termination Date” means with respect to Revolving 1 Facility and Revolving 2 Facility, 31 October 2007.”

2.9	Clause 6.4 (Clean-Out Period) shall be shall be amended and restated as follows:

“With effect from January 1, 2004, the Borrowers shall ensure the amount of Revolving Outstandings is reduced to zero for not less than 5 consecutive Business Days (the “Clean-Out Period”) in any 12 month period and not less than 1 month shall elapse between the expiry of one Clean-Out Period and the beginning of the immediately succeeding Clean-Out Period.”

2.10	Clause 10.1 (Term A1 Advances and Terms A2 Advances Repayment Instalments) of the Original Facilities Agreement shall be amended and restated as follows:

“10.1	Term A1 Advances and Terms A2 Advances Repayment Instalments

10.1.1
Each Borrower which has drawn a Term A1 Advance or a Term A2 Advance shall repay the Term A1 Outstandings or the Term A2 Outstandings, as the case may be, in instalments by repaying on each Term Repayment Date the principal amount set out opposite each Term Repayment Date below:

10.1.2
	Repayment Instalment (USD Million)

Term Repayment Date	Term A1 Facility	Term A2 Facility

30 April 2003	–	–
31 October 2003	0.5	0.5
30 April 2004	4.50	2.5
31 October 2004	7.0	4.0
30 April 2005	7.0	4.0
31 October 2005	7.0	4.0
30 April 2006	10.0	5.0
31 October 2006	10.0	5.0
30 April 2007	4.0	3.0

10.2	Reduction

If a Borrower cancels the whole or any part of the Available Term A1 Facility or the Available Term A2 Facility in accordance with Clause 13.1 (Cancellation of the Term Facility), then the amount of the repayment instalment due by the Borrowers for each Term Repayment Date falling after that cancellation will be reduced pro rata by the amount cancelled.

10.3	Term B Advances Repayment

Genesys Conferencing Inc. shall repay the Term B Outstandings in three instalments, as follows:

(i)	USD 6.5 million on 31 October 2007

(ii)	USD 10.0 million on 30 April 2008, and

(iii)	USD 13.5 million on 31 October 2008.

2.11	Clause 12.3 “Mandatory Prepayment from Excess Cash Flow” of the Original Facilities Agreements shall be amended and restated as follows:

12.3.1
“The Borrowers shall procure that within 14 days of delivery of the annual consolidated accounts of the Group with respect to the fiscal year 2003 under Clause 19.1 (Annual Statements), the Outstandings shall be prepaid in an aggregate amount equal to (i) 75% of the Excess Cash Flow of the Group comprised between USD 5,000,000 and USD 10,000,000 if the cash of the Group (defined for this purpose, as all cash recorded in the balance sheets of the Group, on a consolidated basis, but excluding the proceeds of the Rights Offering) on December 31, 2003 is comprised between USD 15,000,000 and USD 20,000,000 and (ii) 50% of the Excess Cash Flow of the Group above USD 10,000,000 million if such cash of the Group (as defined above) exceeds USD 20,000,000.

12.3.2
The Borrowers shall procure that within 14 days of delivery of the annual consolidated accounts of the Group with respect to the fiscal year 2004 and subsequent years under Clause 19.1 (Annual Statements), the Outstandings shall be prepaid in an aggregate amount equal to (i) 75% of the Excess Cash Flow of the Group comprised between USD 5,000,000 and USD 10,000,000 and (ii) 50% of the Excess Cash Flow of the Group above USD 10,000,000.

12.3.3	Any prepayment made under the terms of this clause 12.3 shall be applied in accordance with Clause 12.7 (Application of Prepayments).”

2.12	Clause 12.5 (Mandatory Prepayment from capital increase) of the Original Facilities Agreements shall be amended and restated as follows:

“The Borrowers shall procure that within 10 days of receipt of the net cash proceeds of any capital increase of any of such Borrower or any of its consolidated subsidiaries, the Outstandings shall be prepaid in an aggregate amount equal to 50% of the net cash proceeds of any capital increase up to a cumulative amount of USD 40,000,000. Any such prepayment shall be applied in accordance with Clause 12.7 (Application of Prepayments). Notwithstanding the foregoing, no such prepayment shall be due by Genesys S.A. with respect to the Rights Offering.”

2.13	Clause 12.6.1 of the Original Facilities Agreements shall be amended and restated as follows:

“12.6.1
if any person or group of persons acting in concert gains more than 33 1/3% of the Shares of Genesys S.A., provided, however, that if Universal Capital Partners S.A. and Part’Com S.A. (and certain of its affiliates), acting alone or in concert, hold between 33 1/3% and 40% of the Shares of Genesys S.A. as of July 31, 2003, then as from August 1, 2003 the percentage of such Shares held by such shareholders as of July 31, 2003 shall replace 33 1/3% as the threshold amount for the purpose of this Clause 12.6.”

2.14	Clause 13.2 of the Original Facilities Agreements shall be amended and restated as follows:

“13.2.1
Should any of the Borrowers decide to prepay its Term Outstandings, such Borrower shall, if it has given to the Agent not less than five Business Days’ prior notice to that effect, ensure that such Term Outstandings are prepaid in whole or part (being an amount such that the amount of the Term Outstandings will be reduced by an amount of not less than USD 2,000,000 and an integral multiple of USD 250,000) on the last day of any Interest Period (relating to the Term Advance or Term Advances to be repaid) which ends after the last day of the Term Availability Period for the Term Facility under which such Term Advance was made.

13.2.2	(i)	Any prepayment made by Genesys S.A. shall be applied to the Term A2 Outstandings in inverse chronological order of maturity;

(ii)	Any prepayment made by Genesys Conferencing Inc. shall be applied pro rata to the Term A1 Outstandings and Term B Outstandings;

(iii)	Any prepayment of Term A1 Outstandings shall be applied to the Term A1 Outstandings in inverse chronological order of maturity;

(iv)	Any prepayment of Term B Outstandings shall be applied to the Term B Outstandings in inverse chronological order of maturity.

13.2.3
Any prepayment of Term Outstandings shall be applied pro rata between (x) the Term A2 Advances then outstanding in the case of Genesys S.A. or (y) the Term A1 Advances and Term B Advances then outstanding in the case of Genesys Conferencing Inc.

13.2.4	Any prepayment of Term Outstandings in respect of a Term Facility shall satisfy the applicable remaining obligations under Clause 10 (Repayment of the Term Facilities).”

2.15	A new Clause 19.12 shall be added to the Original Facilities Agreements as follows:

“19.12	Additional Information Requirements

Without prejudice to any other provision of this Clause 19, Genesys S.A. shall provide the following additional information to the Agent, in sufficient copies for each of the Lenders, on a quarterly basis:

19.12.1
Commentary on performance, including (i) information on significant new renewed and lost contracts, (ii) trends of volume and average price, broken down by geographic area (i.e. North America, Europe, etc.), and (iii) explanation of variance from base case.

19.12.2	Capital Expenditure for the period and year to date.

19.12.3	A rolling 13 week cash flow forecast.

19.12.4	Commentary on significant trends in the accounts payable aging, including accounts payable which are more than 90 days past due.

19.12.5	Commentary on significant trends in the accounts receivable aging, including accounts receivable more than 90 days.

19.12.6	Such follow-up information regarding the information provided pursuant to this Clause 19.12 as the Lenders may reasonably request.”

2.16	Clause 21 “Financial Condition” of the Original Facilities Agreements shall be amended and restated as follows:

“21.1	Financial Condition

Genesys S.A. shall ensure that the financial condition of the Group shall be such that:

21.1.1	Cash Cover: Cash Cover for each Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite such Relevant Period.

Column 1 Relevant Period ending	Column 2 Ratio

31 March 2003	–
30 June 2003	0.8
30 September 2003	0.9
31 December 2003	0.7.
31 March 2004	1.5
30 June 2004	1.2
30 September 2004	1.2
31 December 2004	1.0
31 March 2005	1.0
30 June 2005	0.9
30 September 2005	0.9
31 December 2005	0.9
31 March 2006	1.1
30 June 2006	0.9
30 September 2006	0.9
31 December 2006	0.8
31 March 2007	0.8
30 June 2007	0.9
30 September 2007	0.9
31 December 2007	1.0
31 March 2008	1.0
30 June 2008	1.0
30 September 2008	1.0

“Cash Cover” means, in relation to any Relevant Period, the ratio of Consolidated Cash Flow to Consolidated Debt Service for such Relevant Period, but excluding from the calculation (i) any proceeds of the Rights Offering placed in escrow for the purpose of repaying all or part of the Convertible Bonds, and (ii) the Convertible Bond Indebtedness to the extent of the funds described in (i) above.

21.1.2	Interest Cover: Interest Cover for each Relevant Period specified in Column 1 below shall not be less than the ratio set out in Column 2 below opposite each Relevant Period.

Column 1 Relevant Period ending	Column 2 Ratio

31 March 2003	2.0
30 June 2003	3.0
30 September 2003	3.6
31 December 2003	4.5
31 March 2004	4.5
30 June 2004	4.8
30 September 2004	5.0
31 December 2004	5.0
31 March 2005	5.0
30 June 2005	5.0
30 September 2005	5.0
31 December 2005	5.0
31 March 2006	5.0
30 June 2006	5.0
30 September 2006	5.0
31 December 2006	5.0
31 March 2007	5.0
30 June 2007	5.0
30 September 2007	5.0
31 December 2007	5.0
31 March 2008	5.0
30 June 2008	5.0
30 September 2008	5.0

“Interest Cover” means, in relation to any Relevant Period, the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for such Relevant Period.

21.1.3
Leverage: The ratio of outstanding Consolidated Net Indebtedness to Consolidated EBITDA for each Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite such Relevant Period.

Column 1 Relevant Period ending	Column 2 Ratio

31 March 2003	6.9
30 June 2003	5.0
30 September 2003	4.4
31 December 2003	3.3
31 March 2004	3.2
30 June 2004	2.9
30 September 2004	2.7
31 December 2004	2.4
31 March 2005	2.2
30 June 2005	1.9
30 September 2005	1.7
31 December 2005	1.5
31 March 2006	1.5
30 June 2006	1.5
30 September 2006	1.5
31 December 2006	1.5
31 March 2007	1.5
30 June 2007	1.5
30 September 2007	1.5
31 December 2007	1.5
31 March 2008	1.5
30 June 2008	1.5
30 September 2008	1.5

21.1.4	Capital Expenditures: The Group shall not in any financial year incur Capital Expenditures in excess of the amounts set out below:

Column 1 Relevant Period (at year end)	Column 2 (in million)

2003	12.0
2004	13.0
2005	14.0
2006	15.0
2007	16.0

provided that, to the extent that in any financial year the amount spent in making Capital Expenditures on assets is less than the maximum expenditure limit agreed for such period, 50% of such shortfall (the “Shortfall”) may be carried forward for the following financial year only and added to the maximum expenditure limits specified above in respect of such following financial year but provided further that if such Shortfall is not spent within such following financial year it shall cease to be available.

For the purposes of determining whether the Shortfall has been spent in such following financial year, it will be presumed that such Shortfall is spent after all of the other Capital Expenditures permitted to be spent in such following financial year have been spent.

For the purposes of determining the thresholds set out above, the amount spent in Capital Expenditures shall not include any Reinvested Amount (as defined in Clause 12.1 under the definition of Net Disposal Amount).”

2.17	Clause 22.14 (Negative Pledge) of the Original Facilities Agreements shall be amended and restated as follows:

“22.14	Negative Pledge

Except as may be necessary to implement the Factoring Arrangements, none of the Borrowers shall, and each of the Borrowers will procure that none of its Material Subsidiaries shall, without the prior written consent of the Majority Lenders, which shall not be unreasonably withheld create or permit to subsist any Encumbrance over all or any of its assets other than a Permitted Encumbrance.”

2.18	Clause 22.17 (Disposals) of the Original Facilities Agreements shall be amended and restated as follows:

“22.17	Disposals

Except as may be necessary to implement the Factoring Arrangements, none of the Borrowers shall, and each of the Borrowers shall procure that none of its consolidated subsidiaries shall, without the prior written consent of the Majority Lenders, which shall not be unreasonably withheld sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or its assets or its business or undertakings other than Permitted Disposals.”

3.	CONDITIONS SUBSEQUENT

3.1	Conditions Subsequent to the Amendments

The amendments to the Original Facilities Agreements set out in Clause 2 (Amendment to the Original Facilities Agreement) are subject to:

(i)
the condition subsequent (unless such condition is waived by the Lenders) that the necessary approvals of the shareholders of Genesys S.A. required to authorize the Rights Offering be obtained no later than June 30, 2003;

(ii)
the condition subsequent (unless such condition is waived by the Lenders) that the Rights Offering be completed no later than August 31, 2003 and that its gross proceeds be at least EUR6 million (it being understood that completion of the Rights Offering will require, among other things, the issuance by the French Commission des Opérations de Bourse of a visa in respect of a prospectus relating to the Rights Offering);

(iii)
the condition subsequent (unless such condition is waived by the Lenders) that the terms of the Convertible Bonds be amended no later than June 30, 2003 so as to provide that of the 16.4 euros of principal per bond, 50% shall be repayable on the original maturity date (i.e. September 1, 2004) and 50% shall be repayable on October 31, 2005; and

(iv)
the condition subsequent (unless such condition is waived by the Lenders) that the terms of the memorandum of understanding agreed between Genesys S.A., GCI, the Lenders and certain other parties thereto, be approved (homologué) by the President of the Commercial Court of Montpellier no later than June 4, 2003.

3.2	Failure of Conditions Subsequent

In the event that one or more of the conditions set out in Clause 3.1 (Conditions Subsequent to the Amendments) fails to be satisfied, the amendments to the Original Facilities Agreements set out in Clause 2 (Amendment to the Original Facilities Agreement) shall become null and void and the Original Facilities Agreement shall continue in full force and effect as if such amendments had not been made, provided, however, that the deferral of the principal payments originally scheduled for 2003 under the Original Facilities Agreement, as such deferral is contemplated in Clause 2.10 above, shall remain in effect, provided further that in such case, the USD 8,000,000 principal repayment scheduled for April 30, 2003 (USD 5,000,000 in respect of Term A1 Outstandings and USD 3,000,000 in respect of Term A2 Outstanding) in the Original Facilities Agreement (to be deferred in full pursuant to Clause 2.10 above) and the USD 9,000,000 principal repayment scheduled for October 31, 2003 (USD 5,000,000 in respect of Term A1 Outstandings and USD 4,000,000 in respect of Term A2 Outstanding) in the Original Facilities Agreement (to be deferred in part and reduced to an aggregate amount of USD 1,000,000 (USD 500,000 in respect of Term A1 Outstandings and USD 500,000 in respect of Term A2 Outstanding) pursuant to Clause 2.10 above) shall become due and payable on January 10, 2004 together with accrued but unpaid interest.

4.	ESCROW ACCOUNT

The parties agree that the proceeds of the Rights Offering shall be deposited in an escrow account opened with such bank as the Lenders shall name as escrow agent until the application of such proceeds to repay the principal of, or repurchase, the Convertible Bonds, provided, however, that any amount remaining on deposit in such escrow account after repayment or redemption of all of the Convertible Bonds may be applied towards repayment of the principal of any other financial indebtedness, all in accordance with an escrow agreement to be entered into by the relevant parties.

5.	WAIVER FEE

The Borrowers shall pay to the Lenders a fee equal to 0.25% of the Outstandings of the Term Facilities and the Revolving Facilities as of the date hereof, such amount to be due and payable on December 31, 2004.

6.	REPRESENTATIONS

The Borrowers make the Repeated Representations as if each reference therein to “the Finance Documents” includes a reference to (a) this Agreement and (b) the Amended Agreement.

7.	CONTINUITY AND FURTHER ASSURANCE

7.1	Continuing Obligations

The provisions of the Original Facilities Agreement shall, save as amended hereby, continue in full force and effect.

7.2	Further Assurance

Each of the Borrowers shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

8.	INCORPORATION OF TERMS

The provisions of clause 25.2 (Preservation and Enforcement of Rights), clause 25.3 (Stamp Taxes), clause 25.4 (Amendment Costs), clause 37 (Remedies and Waiver, Partial Invalidity), clause 41 (Governing Law), clause 42 (Jurisdiction) and clause 38 (Notices) of the Original Facilities Agreements shall be incorporated into this Agreement as if set out in full herein and as if references therein to “this Agreement” and “the Finance Documents” are references to this Agreement.

9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SIGNATURES

The Borrowers

GENESYS S.A.

By: /s/	Marie Capela Laborde as attorney in fact

GENESYS CONFERENCING, INC.

By: /s/	Marie Capela Laborde as attorney in fact

The Agent

BNP PARIBAS

By: /s/	Thierry Bonnel

The Security Agent

BNP PARIBAS

By: /s/	Thierry Bonnel

The Lenders

BNP PARIBAS

By: /s/ Paulette Privat as attorney in fact

CIBC WORLD MARKETS PLC

By: /s/ Paulette Privat as attorney in fact

FORTIS BANQUE FRANCE S.A.

By: /s/ Paulette Privat as attorney in fact

IBM FRANCE FINANCEMENT

By: /s/ Paulette Privat as attorney in fact

ENTENIAL

By: /s/ Paulette Privat as attorney in fact

COMMERZBANK A.G.

By: /s/ Paulette Privat as attorney in fact